Exhibit 99.1

Press Release

Flextronics Contacts:
Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
1 (408) 576-7189	1 (408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS ANNOUNCES INTENTION TO OFFER SENIOR NOTES

San Jose, CA, June 3, 2015 — Flextronics (NASDAQ: FLEX) announced today its intention to offer senior unsecured notes (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act, subject to market conditions.

Flextronics intends to use the net proceeds from the offering for general corporate purposes.

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes and the related guarantees or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Flextronics

Flextronics is a leading end-to-end supply chain solutions company that delivers innovative design, engineering, manufacturing and logistics services to a range of industries and end-markets, including data networking, telecom, enterprise computing and storage, industrial, capital equipment, appliances, automation, medical, automotive, aerospace and defense, energy, mobile, computing and other electronic product categories. Flextronics is an industry leader with $26 billion in sales, generated from helping customers design, build, ship, and service their products through an unparalleled network of facilities and innovation centers in approximately 30 countries and across four continents. Flextronics service offerings and vertically integrated component technologies optimize customer supply chains by lowering costs, reducing supply chain risk, increasing flexibility, and reducing time-to-market.

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